Exhibit 3(i).1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

HEMISPHERX BIOPHARMA, INC.

Under Section 242 of the

Corporation Law of the State of Delaware

The undersigned, being the duly elected President and Chief Executive Officer of Hemispherx Biopharma, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the corporation, at a meeting of the Board of Directors duly called, adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

“Article ‘1’ of the Certificate of Incorporation, which sets forth the corporation’s name, is amended and, as amended, reads as follows:

‘1.	The name of the corporation is AIM ImmunoTech Inc.’”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment take effect on September 3, 2019 at 12:01 a.m. Delaware time.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 22nd day of August, 2019.

/s/ Thomas K. Equels
Thomas K. Equels, President and
Chief Executive Officer